Exhibit 99.1

Rex Energy Reports Third Quarter 2014 Operational and Financial Results

•	Record quarterly production of 169.7 MMcfe/d represents a 72% year-over-year increase over the third quarter of 2013

•	Improved well-level economics in the Butler Operated Area demonstrates continued operational success

•	Placed the Reno 1H into sales at an average 5-day sales rate of 10.6 MMcfe/d, the highest rate on a per lateral foot basis of any well drilled in the Butler Operated Area

•	Five-well Ferree pad, the second test of stacked Upper Devonian Burkett/Marcellus laterals, produced into sales at an average 5-day rate per well of 8.3 MMcfe/d from an average lateral length of 5,500’

•	Over $480 million of liquidity as of September 30, 2014; pursuing a strategic partner for the development of liquids-rich Moraine East area

STATE COLLEGE, Pa., November 4, 2014 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) announced its third quarter 2014 operational and financial results.

Third Quarter Financial Results

Operating revenue from continuing operations for the three and nine months ended September 30, 2014 was $86.5 million and $269.2 million, respectively, which represents an increase of 37% and 62% over the same periods in 2013, respectively. Commodity revenues, including settlements from derivatives, were $76.5 million and $223.4 million for the three and nine months ended September 30, 2014, respectively, an increase of 30% and 43%, over the comparable periods of 2013. Commodity revenues from oil and natural gas liquids (NGLs), including settlements from derivatives, represented 64% and 57% of total commodity revenues for the three and nine months ended September 30, 2014.

Including the effects of cash settled basis differential derivatives, the company’s basis differential for its Appalachian Basin assets averaged approximately ($1.34) off the Henry Hub price of $4.06 for the three months ended September 30, 2014 and approximately ($0.65) off the Henry Hub price of $4.55 for the nine months ended September 30, 2014.

Net income from continuing operations attributable to common shareholders for the three months ended September 30, 2014 was $5.7 million, or $0.11 per basic share. Net income from continuing operations attributable to common shareholders for the nine months ended September 30, 2014 was $22.6 million, or $0.42 per basic share. Adjusted net income, a non-GAAP measure, for the three months ended September 30, 2014 was $1.6 million, or $0.03 per share. Adjusted net income for the nine months ended September 30, 2014 was $21.9 million, or $0.41 per share.

EBITDAX from continuing operations, a non-GAAP measure, was $42.2 million for the third quarter of 2014 and $135.3 million for the nine months ended September 30, 2014. This was an increase of 21% over the third quarter of 2013 and an increase of 44% over the first nine months of 2013. Reconciliations of adjusted net income to GAAP net income and EBITDAX to GAAP net income for the three months and nine months ended September 30, 2014, as well as a discussion of the uses of each measure, are presented in the appendix of this release.

Production Update

Third quarter 2014 production volumes were 169.7 MMcfe/d, an increase of 72% over the third quarter of 2013 and 32% over the second quarter of 2014, consisting of 107.0 MMcf/d of natural gas and 10.4 Mboe/d of oil and NGLs (including 2.6 Mboe/d of ethane). Oil and NGLs (including ethane) accounted for 37% of net production during the third quarter and increased by 61% over the second quarter of 2014.

Including the effects of cash-settled derivatives, realized prices for the three months ended September 30, 2014 were $89.36 per barrel for oil and condensate, $2.81 per Mcf for natural gas, $47.45 per barrel for NGLs (C3+) and $7.76 per barrel for ethane. Before the effects of hedging, realized prices for the three months ended September 30, 2014 were $90.00 per barrel for oil and condensate, $2.53 Mcf for natural gas, $46.49 per barrel for NGLs (C3+) and $7.76 per barrel for ethane.

Including the effects of cash-settled derivatives, realized prices for the nine months ended September 30, 2014 were $91.28 per barrel for oil and condensate, $3.73 per Mcf for natural gas, $49.74 per barrel for NGLs (C3+) and $7.67 per barrel for ethane. Before the effects of hedging, realized prices for the nine months ended September 30, 2014 were $93.28 per barrel for oil and condensate, $3.79 per Mcf for natural gas, $50.74 per barrel for NGLs (C3+) and $7.67 per barrel for ethane.

Third Quarter 2014 Capital Investments

For the third quarter of 2014, the company made operational capital investments of approximately $98.2 million, of which $88.3 million was used to fund Marcellus and Ohio Utica operations and $9.9 million was used to fund conventional drilling, water flood enhancement and facility upgrades in the Illinois Basin. The Marcellus and Ohio Utica capital investment funded the drilling of 16.0 gross (11.2 net) wells, fracture stimulation of 13.0 gross (9.1 net) wells, placing 20.0 gross (16.7 net) wells into sales and other projects related to drilling and completing wells in the Appalachian Basin.

In addition to operational capital investments, the company closed on its previously announced Appalachian Basin acquisition from SWEPI, LP, a Royal Dutch Shell affiliate, for $120.6 million. Investments for leasing and property acquisition were $21.4 million and capitalized interest was $1.9 million for the third quarter of 2014. Capital expenditures by the company’s water service subsidiary, Keystone Clearwater Services, were $3.9 million for the third quarter of 2014.

Well Level Economics / Type Curve Update

The company has updated its well-level economics for the Butler Operated Area. In the Butler Operated Area, the company has adjusted its well-level economics to reflect its increased average lateral length, strong well performance, reduced cycle times and adjustments in expected realized prices. In summary, the rate of return assuming a $4.00 Henry Hub natural gas index price has increased from 26% to 47% in the Butler Operated Area. The updated results, as well as a comparison to the previous results, are included on slide 20 of the company’s updated November corporate presentation. The company’s corporate presentation can be found at www.rexenergy.com

Operational Update

Note: Unless specifically stated otherwise in this operational update, all numbers are gross and all well results assume full ethane recovery.

Appalachian Basin – Butler Operated Area

In the Butler Operated Area, the company drilled 12.0 gross (8.4 net) wells in the third quarter of 2014, with 13.0 gross (9.1 net) wells fracture stimulated and 11.0 gross (7.7 net) wells placed into sales. The company had 9.0 gross (6.3 net) wells drilled and awaiting completion as of September 30, 2014.

During the third quarter of 2014, the company placed the Reno 1H into sales. The Reno 1H was drilled with a lateral length of approximately 4,150 feet and completed in 28 completion stages on a 24/64” choke. The Reno 1H produced at an average 5-day sales rate of approximately 10.6 MMcfe/d with 38% liquids (assuming full ethane recovery). On a per lateral foot basis, the Reno 1H achieved the highest production rate to date of all Rex Energy wells drilled in the company’s Butler Operated Area.

The company placed the five-well Ferree pad, the company’s second test of a stacked Upper Devonian Burkett/Marcellus pad, into sales. The five wells on the pad were drilled with an average lateral length of approximately 5,500 feet and completed in an average of 33 completion stages. The five wells produced at an average 5-day sales rate per well of approximately 8.3 MMcfe/d with 55% liquids (assuming full ethane recovery). Preliminary analysis does not indicate any communication between the Upper Devonian Burkett formation and the Marcellus formation. The company will continue to monitor the effects of the stacked laterals and will provide further data in the future.

Appalachian Basin – Warrior North Prospect – Carroll County, Ohio

In the Warrior North Prospect, the company placed nine gross (9.0 net) wells into service in the third quarter of 2014.

As previously announced, the company placed into sales the six-well Grunder pad and the three-well Jenkins pad. The six-well Grunder pad produced at an average 5-day sales rate per well of approximately 1.2 Mboe/d on a 18/64” choke and went on to produce at an average 30-day sales rate per well of approximately 0.9 Mboe/d, comprised of 1.6 MMcf/d of natural gas, 288 bbls/d of condensate and 331 bbls/d of NGLs (assuming ethane recovery), on a 17/64” choke. The three-well Jenkins pad produced at an average 5-day sales rate per well of approximately 1.6 Mboe/d on a 18/64” choke and went on to produce at an average 30-day sales rate per well of approximately 1.3 Mboe/d, comprised of 2.3 MMcf/d of natural gas, 484 bbls/d of condensate and 463 bbls/d of NGLs (assuming ethane recovery), on a 16/64” choke. Of particular note, the company has continued to conservatively manage the choke size of the six-well Grunder pad and three-well Jenkins pad under a restricted choke program to maximize liquids production.

Appalachian Basin – Warrior South Prospect – Guernsey, Noble & Belmont Counties

In the Warrior South Prospect, the company has finished drilling operations on the six-well J. Hall pad, located in Guernsey County, OH. The six wells were drilled with an average lateral length of approximately 5,400 feet and are testing 650 foot spacing between the laterals on the pad. The six wells are currently undergoing completion operations and are expected to be placed into sales near the end of 2014.

Liquidity Update

During the third quarter of 2014, Rex Energy completed an offering of 1.61 million depository shares, each representing a 1/100th interest in a share of 6.0% convertible perpetual preferred stock, Series A, with a liquidation preference of $10,000 per share (the “Series A Convertible Preferred Stock”). The net proceeds of approximately $155.0 million, after deducting the initial purchasers’ discount and offering expenses, were used to fund the company’s Appalachian Basin acquisition from SWEPI, LP, an affiliate of Royal Dutch Shell plc, and for general corporate purposes (including capital expenditures).

In addition, during the third quarter of 2014, the company increased the borrowing base under its senior secured credit facility by 36% from $293.75 million to $400 million. As of September 30, 2014, the company had $87.6 million of cash and no outstanding borrowings under its revolving credit facility.

The company is continuing to evaluate a number of options to enhance its already strong liquidity position. As previously announced, the company continues to pursue a strategic partner to support the development of the liquids-rich Moraine East acreage acquired during the third quarter of 2014 from SWEPI, LP. The company expects to provide an update on its progress regarding this potential transaction in late 2014 or early 2015. In addition, Rex Energy is continuing to evaluate monetization opportunities for its 60% ownership in Keystone Clearwater Solutions and certain specific non-core assets in the Illinois Basin to provide additional liquidity in order to develop its Appalachian assets.

Fourth Quarter and Full Year 2014 Guidance

Rex Energy is providing its guidance for the third quarter and updating its full year 2014 guidance ($ in millions):

	4Q2014	Full Year 2014
Production	179.0 - 185.0 MMcfe/d	150.0 - 152.0 MMcfe/d
Lease Operating Expense	$31.0 - $34.0	$93.0 - $98.0
Cash G&A	$9.0 - $10.0	$35.0 - $38.0
Operational Capital Expenditures(1)	—	$350.0 - $365.0

(1)	Land acquisition expense, Appalachian Basin acquisition from SWEPI, LP, capitalized interest and Keystone Clearwater Solutions are not included in the operational capital expenditures budget

Preliminary 2015 Capital Expenditure and Production Growth Plan

The company is announcing its preliminary capital expenditure and production growth plan for 2015. Given current commodity prices, the company expects 2015 capital expenditures to be approximately $325 - $375 million. Assuming this range of capital expenditures, the company expects average daily production in 2015 to grow by approximately 30% - 40% from the midpoint of the company’s 2014 average daily production guidance. The company plans to announce official 2015 guidance in December 2014.

Conference Call Information

Management will host a live conference call and webcast on Wednesday, November 5, 2014 at 10:00 a.m. Eastern to review third quarter financial results and operational highlights. All financial results included in this release or discussed on the conference call are preliminary pending the completion of the review by our independent auditors. The telephone number to access the conference call is (866) 437-1772. Presentation slides containing reference materials for the call and webcast will be available on the company’s website, www.rexenergy.com, under the Investor Relations tab. The replay of the event and reference materials will be available on the company’s website through December 5, 2014.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian Basin and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to the timing and nature of Marcellus, Upper Devonian, and Utica shale development plans; drilling and completion schedules; anticipated fracture stimulation activities; expected dates for placement of wells into sales; plans for testing spacing, pad designs, and other aspects of our resource potential, and timing and availability of test results; and current plans for strategic initiatives are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” or similar words. These statements are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	economic conditions in the United States and globally;

•	domestic and global demand for oil, NGLs and natural gas;

•	volatility in oil, NGL, and natural gas pricing;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisition;

•	the success of our business and financial strategies, and hedging strategies;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	the adequacy and availability of capital resources, credit, and liquidity including, but not limited to, access to additional borrowing capacity; and

•	uncertainties related to the legal and regulatory environment for our industry, and our own legal proceedings and their outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

*    *    *    *    *

For more information, please contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergy.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except Share and Per Share Data)

	September 30, 2014 (Unaudited)	December 31, 2013
ASSETS
Current Assets
Cash and Cash Equivalents	$87,622	$1,900
Accounts Receivable	53,393	38,863
Taxes Receivable	504	5,189
Short-Term Derivative Instruments	7,257	5,668
Current Deferred Tax Asset	2,837	3,451
Inventory, Prepaid Expenses and Other	3,245	2,207

Total Current Assets	154,858	57,278
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,012,467	749,680
Unevaluated Oil and Gas Properties	334,461	189,385
Other Property and Equipment	83,645	70,115
Wells and Facilities in Progress	116,979	76,545
Pipelines	15,875	7,678

Total Property and Equipment	1,563,427	1,093,403
Less: Accumulated Depreciation, Depletion and Amortization	(255,471)	(190,521)

Net Property and Equipment	1,307,956	902,882
Deferred Financing Costs and Other Assets - Net	17,586	11,993
Equity Method Investments	18,098	18,708
Long-Term Derivative Instruments	430	535

Total Assets	$1,498,928	$991,396

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$56,569	$31,103
Current Maturities of Long-Term Debt	8,248	6,743
Accrued Liabilities	70,835	54,450
Short-Term Derivative Instruments	1,321	4,663

Total Current Liabilities	136,973	96,959
8.875% Notes Due 2020	350,000	350,000
6.25% Senior Notes Due 2022	325,000	—
Premium on Senior Notes, Net	2,816	3,078
Senior Secured Line of Credit and Long-Term Debt	6,385	62,191
Long-Term Derivative Instruments	945	1,765
Long-Term Deferred Tax Liability	43,414	29,446
Other Deposits and Liabilities	4,303	4,992
Future Abandonment Cost	27,434	26,040

Total Liabilities	$897,270	$574,471

Stockholders’ Equity
Preferred Stock, $.001 par value per share, 100,000 shares authorized and 16,100 issued and outstanding on September 30, 2014 and 0 shares issued outstanding on December 31, 2013	$1	$—
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 54,116,652 shares issued and outstanding on September 30, 2014 and 54,186,490 shares issued and outstanding on December 31, 2013	54	54
Additional Paid-In Capital	616,384	456,554
Accumulated Deficit	(19,083)	(41,725)

Rex Energy Stockholders’ Equity	597,356	414,883
Noncontrolling Interests	4,302	2,042

Total Stockholders’ Equity	601,658	416,925

Total Liabilities and Owners’ Equity	$1,498,928	$991,396

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$73,448	$58,063	$227,650	$150,447
Field Services Revenue	13,070	4,847	41,462	15,193
Other Revenue	18	64	92	164

TOTAL OPERATING REVENUE	86,536	62,974	269,204	165,804
OPERATING EXPENSES
Production and Lease Operating Expense	27,657	17,203	69,303	43,695
General and Administrative Expense	10,409	8,826	30,039	24,404
Loss on Disposal of Assets	84	140	385	1,632
Impairment Expense	1	2,244	41	2,414
Exploration Expense	1,462	3,242	4,890	7,511
Depreciation, Depletion, Amortization and Accretion	27,364	16,267	69,014	40,367
Field Services Operating Expense	9,547	3,652	30,912	10,354
Other Operating Expense (Income)	(24)	19	3	910

TOTAL OPERATING EXPENSES	76,500	51,593	204,587	131,287
INCOME FROM OPERATIONS	10,036	11,381	64,617	34,517
OTHER EXPENSE
Interest Expense	(11,080)	(6,181)	(25,718)	(16,013)
Gain (Loss) on Derivatives, Net	12,316	(4,624)	2,315	(1,423)
Other Income (Expense)	(12)	(30)	(30)	2,041
Loss on Equity Method Investments	(202)	(207)	(610)	(569)

TOTAL OTHER INCOME (EXPENSE)	1,022	(11,042)	(24,043)	(15,964)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	11,058	339	40,574	18,553
Income Tax (Expense) Benefit	(4,469)	1,493	(14,592)	(5,622)

INCOME FROM CONTINUING OPERATIONS	6,589	1,832	25,982	12,931
Income From Discontinued Operations, Net of Income Taxes	—	—	—	460

NET INCOME	6,589	1,832	25,982	13,391
Net Income Attributable to Noncontrolling Interests	895	258	3,340	912

NET INCOME ATTRIBUTABLE TO REX ENERGY	$5,694	$1,574	$22,642	$12,479

Earnings per common share:
Basic – Net Income From Continuing Operations Attributable to Rex Energy Common Shareholders	$0.11	$0.03	$0.42	$0.23
Basic – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	0.00	0.00	0.00	0.01
Basic – Net Income Attributable to Rex Energy Common Shareholders	$0.11	$0.03	$0.42	$0.24

Basic – Weighted Average Shares of Common Stock Outstanding	53,214	52,626	53,493	52,560
Diluted – Net Income From Continuing Operations Attributable to Rex Energy Common Shareholders	$0.10	$0.03	$0.41	$0.23
Diluted – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	0.00	0.00	0.00	0.01
Diluted – Net Income Attributable to Rex Energy Common Shareholders	$0.10	$0.03	$0.41	$0.24

Diluted – Weighted Average Shares of Common Stock Outstanding	57,991	53,293	55,254	53,124

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

UNAUDITED

	Three Months Ending		Nine Months Ending
	September 30,		September 30,
	2014	2013	2014	2013
Oil, Natural Gas, NGL and Ethane sales (in thousands):
Oil and condensate sales	$27,547	$25,843	$75,407	$63,629
Natural gas sales	24,883	21,427	97,381	61,742
Natural gas liquid sales (C3+)	19,136	10,793	52,895	25,076
Ethane sales	1,883	—	1,967	—
Cash-settled derivatives:
Crude oil	(194)	(2,404)	(1,622)	(2,737)
Natural gas	2,798	3,227	(1,544)	7,831
Natural gas liquids (C3+)	399	(82)	(1,044)	446

Total oil, gas, NGL and Ethane sales including cash settled derivatives	$76,452	$58,804	$223,440	$155,987

Production during the period:
Oil and condensate (Bbls)	306,088	252,426	808,357	664,257
Natural gas (Mcf)	9,846,693	6,169,918	25,681,687	16,413,517
Natural gas liquids (C3+) (Bbls)	411,655	233,350	1,042,378	549,559
Ethane (Bbls)	242,557	—	256,505	—

Total (Mcfe)[a]	15,608,493	9,084,574	38,325,127	23,696,413

Production – average per day:
Oil and condensate (Bbls)	3,327	2,744	2,961	2,433
Natural gas (Mcf)	107,029	67,064	94,072	60,123
Natural gas liquids (C3+) (Bbls)	4,475	2,536	3,818	2,013
Ethane (Bbls)	2,636	—	940	—

Total (Mcfe)[a]	169,658	98,745	140,385	86,799

Average price per unit:
Realized crude oil price per Bbl – as reported	$90.00	$102.38	$93.28	$95.79
Realized impact from cash settled derivatives per Bbl	(0.64)	(9.52)	(2.00)	(4.12)

Net realized price per Bbl	$89.36	$92.86	$91.28	$91,67

Realized natural gas price per Mcf – as reported	$2.53	$3.47	$3.79	$3.76
Realized impact from cash settled derivatives per Mcf	0.28	0.52	(0.06)	0.48

Net realized price per Mcf	$2.81	$3.99	$3.73	$4.24

Realized natural gas liquids (C3+) price per Bbl – as reported	$46.49	$46.25	$50.74	$45.63
Realized impact from cash settled derivatives per Bbl	0.96	(0.35)	(1.00)	0.81

Net realized price per Bbl	$47.45	$45.90	$49.74	$46.44

Realized ethane price per Bbl – as reported	$7.76	$—	$7.67	$—
Realized impact from cash settled derivatives per Bbl	—	—	—	—

Net realized price per Bbl	$7.76	$—	$7.67	$—

LOE/Mcfe	$1.77	$1.89	$1.81	$1.84
Cash G&A/Mcfe	$0.57	$0.82	$0.67	$0.87

[a]	Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe.

REX ENERGY CORPORATION

COMMODITY DERIVATIVES – HEDGE POSITION AS OF 10/27/2014

	2014		2015
Oil Derivatives (Bbls)
Swap Contracts
Volume	90,000	(1)	30,000	(2)
Price	$97.72		$95.76
Collar Contracts
Volume	15,000		—
Ceiling	$97.65		$—
Floor	$90.00		$—
Collar Contracts with Short Puts
Volume	90,000		120,000
Ceiling	$103.39		$100.44
Floor	$88.98		$89.06
Short Put	$77.92		$78.75
Put / Put Spread Contracts
Volume	42,000		90,000
Floor	$90.00		$91.67
Short Put	$75.00		$77.18
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	2,010,000	(3)	4,800,000	(4)
Price	$4.02		$4.13
Swaption Contracts
Volume	600,000		—
Price	$4.45		$—
Collar Contracts
Volume	450,000		—
Ceiling	$4.43		$—
Floor	$3.51		$—
Collar Contracts with Short Puts
Volume	4,050,000		12,900,000
Ceiling	$4.69		$4.61
Floor	$4.19		$4.16
Short Put	$3.55		$3.63
Call Contracts
Volume	450,000		2,400,000
Ceiling	$5.00		$4.40
Natural Gas Liquids (Bbls)
Swap Contracts
Propane (C3)
Volume	171,000		258,000
Price	$45.36		$44.52
Butane (C4)
Volume	15,000		—
Price	$55.65		$—
Isobutane (IC4)
Volume	15,000		—
Price	$56.28		$—
Natural Gasoline (C5+)
Volume	60,000		—
Price	$89.46		$—
Natural Gas Basis (Mcf)
Swap Contracts
Dominion Appalachia
Volume	1,500,000		1,200,000
Price	$(0.37)		$(0.56)

(1)	Includes 90,000 Bbls of enhanced swaps
(2)	Includes 30,000 Bbls of call-protected swaps
(3)	Includes 900,000 Mcf of enhanced swaps
(4)	Includes 3,600,000 Mcf of enhanced swaps

APPENDIX

REX ENERGY CORPORATION

NON-GAAP MEASURES

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, DD&A, unrealized losses from financial derivatives, non-recurring gains and losses, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives and gains on asset dispositions, added to net income. EBITDAX, as defined above, is used as a financial measure by our management team and by other users of its financial statements, such as our commercial bank lenders to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) (the most directly comparable GAAP financial measure) in measuring our performance, nor should it be used as an exclusive measure of cash flows, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our consolidated statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe that EBITDAX assists our lenders and investors in comparing our performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because we may borrow money to finance our operations, interest expense is a necessary element of our costs. In addition, because we use capital assets, DD&A are also necessary elements of our costs. Finally, we are required to pay federal and state taxes, which are necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate our performance.

For purposes of consistency with current calculations, we have revised certain amounts relating to prior period EBITDAX. The following table presents a reconciliation of our net income to EBITDAX for each of the periods presented ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Income From Continuing Operations	$6,589	$1,832	$25,982	$12,931
Net Income Attributable to Noncontrolling Interests	(895)	(258)	(3,340)	(912)

Income From Continuing Operations Attributable to Rex Energy	$5,694	$1,574	$22,642	$12,019

(Gain) Loss on Derivatives, Net	(12,316)	4,624	(2,315)	1,423
Realized Gain (Loss) on Derivatives	3,002	741	(3,331)	5,540

Add Back (Less) Unrealized (Gain) Loss from Financial Derivatives	(9,314)	5,365	(5,646)	6,963
Add Back Depletion, Depreciation, Amortization and Accretion	27,364	16,267	69,014	40,367
Add Back Non-Cash Compensation Expense	1,521	1,365	4,245	3,788
Add Back Interest Expense	11,080	6,181	25,718	16,013
Add Back Impairment Expense	1	2,244	41	2,414
Add Back Exploration Expenses	1,462	3,242	4,890	7,511
Add Back (Less) Loss (Gain) on Disposal of Assets(1)	84	140	385	(620)
Less Non-Cash Portion of Noncontrolling Interests	(410)	(198)	(1,184)	(404)
Add Back (Less) Income Tax Expense (Benefit)	4,469	(1,493)	14,592	5,622
Add Back Non-Cash Portion of Equity Method Investment	201	195	603	555

EBITDAX From Continuing Operations	$42,152	$34,882	$135,300	$94,228
Income From Discontinued Operations	—	—	—	460
Add Back Exploration Expenses	—	—	—	97
Less Gain on Disposal of Assets	—	—	—	(969)
Add Back Income Tax Expense	—	—	—	313

Add EBITDAX From Discontinued Operations	$—	$—	$—	$(99)
EBITDAX (Non-GAAP)	$42,152	$34,882	$135,300	$94,129

(1)	Includes gain on sale of Keystone Midstream Services, LLC of approximately $2.3 million for the nine months ended September 30, 2013

Adjusted Net Income

“Adjusted Net Income” means, for any period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: unrealized losses from financial derivatives, non-cash compensation expense, dry hole expenses, disposals of assets, impairment and other one-time or non-recurring charges, minus all gains from unrealized financial derivatives, disposal of assets and deferred income tax benefits, added to net income. Adjusted Net Income is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Adjusted Net Income is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy reports Adjusted Net Income because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Adjusted Net Income as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Adjusted Net Income.

The following table presents a reconciliation of Rex Energy’s net income from continuing operations to its adjusted net income for each of the periods presented ($ in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Income From Continuing Operations Before Income Taxes, as reported	$11,058	$339	$40,574	$18,553

(Gain) Loss on Derivatives, Net	(12,316)	4,624	(2,315)	1,423
Realized Gain (Loss) on Derivatives	3,002	741	(3,331)	5,540

Add Back (Less) Unrealized (Gain) Loss from Financial Derivatives	(9,314)	5,365	(5,646)	6,963
Add Back Impairment Expense	1	2,244	41	2,414
Add Back Dry Hole Expense	159	—	311	497
Add Back Non-Cash Compensation Expense	1,521	1,365	4,245	3,788
Add Back (Less) (Gain) Loss on Disposal of Assets(1)	84	140	385	(620)
Less Income Attributable to Noncontrolling Interests	(895)	(258)	(3,340)	(912)

Income Before Income Taxes, adjusted	$2,614	$9,195	$36,570	$30,683
Less Income Taxes, adjusted(2)	1,046	3,678	14,628	12,273

Adjusted Net Income	$1,568	$5,517	$21,942	$18,410

Basic – Adjusted Net Income Per Share	$0.03	$0.10	$0.41	$0.35

Basic – Weighted Average Shares of Common Stock Outstanding	53,214	52,626	53,493	52,560

(1)	Includes gain on sale of Keystone Midstream Services, LLC of approximately $2.3 million for the nine months ended September 30, 2013
(2)	Assumes tax rate of 40%

Cash General and Administrative Expenses

Cash General and Administrative Expenses (Cash G&A) is the difference between GAAP G&A and non-Cash G&A, which is primarily comprised of non-cash compensation expense. Rex Energy has reported Cash G&A because it believes that this measure is commonly reported and widely used by management and investors as an indicator of overhead efficiency without regard to non-cash expenditures, such as stock compensation. Cash G&A is not a calculation based on GAAP financial measures and should not be considered as an alternative to GAAP G&A in measuring the company’s performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Cash G&A as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both Cash G&A and GAAP G&A. The following table presents a reconciliation of Rex Energy’s GAAP G&A to its Cash G&A for each of the periods presented (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
GAAP G&A	$10,409	$8,826	$30,039	$24,404
Non-Cash Compensation Expense	(1,521)	(1,365)	(4,245)	(3,788)

Cash G&A	$8,888	$7,461	$25,794	$20,616